August 2, 2012

Richard T. Ho, M.D., Ph.D.

Executive Vice President, Research and Development

Marina Biotech, Inc.

E-Mail: RHO@marinabio.com

Re: Supplemental Work

Dear Richard:

You and Marina Biotech, Inc. (the “Company”) entered into an Employment Agreement dated September 1, 2011 (as amended or modified from time to time, the “Agreement”). The Company, the Board, and myself are very appreciative of the work you have done and continue to do for the Company. The Company and its Board recognize the effect the financial state of the Company has had on its employees and management.

The Board therefore yesterday explicitly approved and ratified that, notwithstanding anything to the contrary in the Agreement, you may engage in consulting and other similar work, not directly competitive with the Company, while employed by the Company. This supplemental work will not be deemed a breach of any duty or obligation to the Company, or any agreement with the Company, including without limitation the Agreement.

Please sign this letter below in confirmation and agreement.

Very truly yours,

/s/ J. Michael French

J. Michael French
President and Chief Executive Officer

Confirmed and Agreed:

/s/ Richard T. Ho
Richard T. Ho